SCHEDULE 14A

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Morgans Hotel Group Co.

(Name of Registrant as Specified In Its Charter)

Kerrisdale Advisers, LLC

Kerrisdale Capital Management, LLC

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On September 5, 2013, Kerrisdale Capital Management, LLC issued a press release relating to Morgans Hotel Group Co. attaching a letter to stockholders. A copy of the press release and letter is filed herewith as Exhibit 1.

Exhibit 1

Kerrisdale Capital Management Announces Intention to Nominate a Separate Slate of Directors for Morgans Hotel Group in 2014

Kerrisdale Capital Management, a private investment management firm and beneficial owner of more than 4% of the shares of Morgans Hotel Group (“Morgans Hotel” or “Morgans”), issued the following letter on Thursday, September 5th to the stakeholders of Morgans Hotel Group:

Dear Stakeholders of Morgans Hotel Group,

Kerrisdale Capital Management intends to nominate a separate set of directors to the board of Morgans Hotel Group in the 2014 board of directors election. Kerrisdale believes that the current directors of Morgans Hotel do not adequately represent the interests of the majority of shareholders. We believe that the views of OTK Associates, which owns less than a 15% economic interest, are currently over-represented on the Morgans Hotel board, and the views of the other 85% of shareholders are severely under-represented.

We believe that the overwhelming consensus view of the company’s ownership is that Morgans should initiate an immediate public sale process to sell the company to one or multiple strategic acquirers. Despite repeated calls for an immediate sale process by shareholders including Caerus Global Investors and ourselves, as well as significant creditor Yucaipa Companies, the new Board has yet to issue a public response.

Kerrisdale will support a carefully chosen slate of financial, industry and mergers and acquisitions experts to serve as directors of Morgans. As Kerrisdale previously detailed in our letter on June 20th, Morgans provides an attractive luxury boutique hotel platform for an international hotel company. A well-capitalized and proven global operator can effectuate the expansion of the Mondrian, Delano and Hudson brands far faster and at better economics than the currently undercapitalized Morgans. Maintaining Morgans Hotel as a standalone entity is highly undesirable because we doubt that any management team can add sufficient operational value relative to the value leakage incurred by delaying a sale process. In addition, recent litigation and notices of default from Yucaipa and Andrew Sasson will prove not only distracting to management, but will also waste shareholder capital that could be otherwise used for Morgans’ operations.

Based on the current board’s tepid response to the very obvious solution of an immediate sale process, which we believe is widely supported by the vast majority of the Morgans shareholder base, we believe that Morgans shareholders will be best served by a new slate of directors that Kerrisdale will nominate in 2014.

Sincerely,

Sahm Adrangi

Chief Investment Officer

Kerrisdale Capital Management, LLC

About Kerrisdale Capital Management, LLC

Kerrisdale Capital Management, LLC is a fundamentally-oriented investment manager that focuses on long-term value investments and event-driven special situations. Kerrisdale has $225 million in assets under management and is based out of New York City.

For further information please contact:

Sahm Adrangi

Chief Investment Officer

Kerrisdale Capital Management, LLC

1212 Avenue of the Americas, 3rd Floor

New York, NY 10036

Telephone: 212.792.9148

KERRISDALE ADVISERS, LLC AND/OR KERRISDALE CAPITAL MANAGEMENT, LLC (COLLECTIVELY, “KERRISDALE”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2014 ANNUAL MEETING OF STOCKHOLDERS (INCLUDING ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF OR ANY SPECIAL MEETING THAT MAY BE CALLED IN LIEU THEREOF) OF MORGANS HOTEL GROUP CO. (THE “COMPANY”). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY, BY KERRISDALE AND OTHER PARTICIPANTS IN SUCH SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE COMPANY AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.